Exhibit 107

Calculation of Filing Fee Table

424(b)(2)

(Form Type)

National Fuel Gas Company

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(1)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Debt	5.50% Notes due 2026	457(r)	$300,000,000	99.780%	$299,340,000	0.00011020	$32,987.27
Fees Previously Paid
Carry Forward Securities
	Total Offering Amounts				$299,340,000		$32,987.27
	Total Fees Previously Paid
	Total Fee Offsets
	Net Fee Due(1)						$32,987.27

(1)

This filing fee table shall be deemed to update the “Calculation of Registration Fee” in the Company’s Registration Statement on Form S-3 (File No. 333-244352) in accordance with Rules 456(b) and 457(r) under the Securities Act of 1933.